Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237327

CANTOR FITZGERALD INCOME TRUST, INC.

SUPPLEMENT NO. 8 DATED OCTOBER 22, 2021

TO THE PROSPECTUS DATED JUNE 3, 2021

This Supplement No. 8 supplements, and should be read in conjunction with, our prospectus dated June 3, 2021, Supplement No. 1, dated June 8, 2021, Supplement No. 2, dated June 15, 2021, Supplement No. 3 dated July 20, 2021, Supplement No. 4 dated July 30, 2021, Supplement No. 5 dated August 17, 2021, Supplement No. 6 dated September 16, 2021 and Supplement No. 7 dated October 18, 2021. Defined terms used in this Supplement No. 8 shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 8 is to update certain disclosure correcting the calculation of FFO and MFFO as reflected in the Company’s Report on the Form 10-Q/A filed with the Securities and Exchange Commission on October 22, 2021. Other than as set forth below, this Supplement No. 8 does not, and does not purport to, update or change the information in the prospectus.

Funds from Operations and Modified Funds from Operation

The following table presents a reconciliation of FFO to net income:

Six Months Ended June 30, 2021
Net Income	$347,552
Net income attributable to non-controlling interest	495,741

Net income attributable to common stockholders	$843,293
Adjustments:
Real estate depreciation and amortization	5,486,315
Proportionate share of adjustments from non-controlling interests	(1,421,674)

Funds from Operations	$4,907,934

The following table presents a reconciliation of FFO to MFFO:

Six Months Ended June 30, 2021
Funds from Operations	$4,907,934
Adjustments:
Amortization of above-market lease intangibles	35,910
Amortization of below-market lease intangibles	(423,948)
Straight-line rent	(243,774)
Proportionate share of adjustments from non-controlling interests	5,512

Modified Funds from Operations	$4,281,634

Distributions

During the three and six months ended June 30, 2021 the Company declared $3,524,692 and $5,138,605, respectively, of distributions to its shareholders (including those reinvested in shares pursuant to the DRP), compared to the Company’s total aggregate MFFO of $2,717,431 and $4,281,634, respectively, for the three and six months ended June 30, 2021, and the Company’s total aggregate net income of $134,036 and $347,552 for such periods, respectively.

During the three and six months ended June 30, 2020 the Company declared $2,209,823 and $4,268,204, respectively, of distributions to its shareholders (including those reinvested in shares pursuant to the DRP), compared to the Company’s total aggregate MFFO of $1,655,276 and $3,407,214, respectively, for the three and six months ended June 30, 2020, and the Company’s total aggregate net income of $386,209 and $888,285 for such periods, respectively.